INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-8 dated April 21, 1998, of DVI, Inc. relating to the Non-Employee Director Warrants, of our report dated July 31, 1997, appearing in and incorporated by reference in the Annual Report on Form 10-K of DVI, Inc. for the year ended June 30, 1997, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

Parsippany, New Jersey

April 21, 1998